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                                                                 Exhibit (10)(k)

                                  July 18, 2005

Robert S. Guttman
_________________
_________________

Dear Robert,

As you know from our discussions, the performance of our legal department is critical to our success as we seek competitive advantage in our marketplace.

To that end, I am pleased to offer you the position of Vice President, General Counsel & Secretary reporting to the Executive Vice President, Corporate Services. Your leadership will be a central part of this effort and as a member of the Executive Committee you will have the opportunity to make a substantial and visible contribution to the success of Reynolds and Reynolds.

The specifics of the offer are outlined as follows:

Base Pay

Your base salary will be $255,000 annually, paid bi-weekly. We anticipate your start date to be no later than August 31, 2005 or sooner as to be mutually agreed upon. You will be eligible for a merit increase on November 1, 2005 based upon your performance.

Incentive Plan

You have two annual incentive plans which, together, target 55% of your annual base salary.

      Annual Company Component

Under the Incentive Plan you are eligible for an annual component based on performance against financial targets established by the Compensation Committee. Your targeted bonus is 45% of your annual salary and you can earn up to 90% of salary based upon the company's financial performance. The current performance measures are return on capital and sales growth. This bonus is payable in November and will be pro-rated for FY 2005 based on your start date.

      Annual Personal Performance Component

Under the Incentive Plan you are eligible for a personal performance bonus designed to reward financial and non-financial goals that are agreed upon between you and the CEO. Your targeted bonus is 10% of your annual salary and you can earn up to 20% of base salary. The personal performance bonus is an annual program based upon your personal contribution to the company's overall success. This bonus is payable in November and will be pro-rated for FY

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2005 based on your start date.

Signing Bonus

Within 10 business days of your start date, you will be paid a signing bonus of $75,000 less all applicable taxes. If you voluntarily terminate within 12 months of your start date, and this termination is not as a result of a diminution of authority, responsibility or compensation, this amount must be repaid to Reynolds.

Stock

As a sign-on bonus, we will award you 10,000 restricted shares on your start date. The components of the restricted shares are as follows: 5,000 will have a 3 year time-based restriction and the remaining 5,000 will have both a 3 year time-based restriction and a performance-based restriction. The performance measurement period begins on October 1 of the fiscal year in which the shares are awarded and ends on September 30 three years later.

Additionally we will include a stock option grant. Options are issued at the market price on the day of grant. Options have a seven year life and vest over a three year period with 33% of these options becoming exercisable each year. As a sign-on bonus, we will grant you 20,000 stock options upon your start date.

On December 1, 2005 the Compensation Committee of the Board of Reynolds & Reynolds is scheduled to determine the annual stock awards. You will be eligible for an award at that time based on your performance.

Stock Ownership Guidelines

The company has established stock ownership guidelines for executives. Under the guidelines you must meet the annual ownership requirements in order to receive your full annual stock grant. As an Executive Officer, you must own 2 x your base salary within a five year period. The first time the guidelines will apply to an annual grant for you would be the grant in December, 2006 (i.e., there would be no minimum ownership required for the December, 2005 grant). Note that your unvested restricted shares count towards this requirement.

Relocation

Your position is based in Dayton and thus we would expect you to make a full relocation within 12 months of your start date. The company provides a very comprehensive relocation package that will provide you with 12 paid trips home during this relocation period.

Car Allowance

You will receive a bi-weekly car allowance in the amount of $358.00 to support your ownership and operation of a late model car. This is a cash payment made directly to you in your regular paycheck.

Miscellaneous Perquisites

As an executive of Reynolds and Reynolds, you will be reimbursed up to $6,000 per year for tax preparation and financial and estate planning. Additionally, health club fees will be reimbursed

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up to $1,500 per year. Finally, the company asks each executive to have an annual physical examination and will pay for the exam up to $1,000.

Supplemental Retirement Plan

As an executive of Reynolds and Reynolds, you will participate in a non-qualified supplemental benefit plan which provides supplemental retirement income to you and your family in the event of retirement or death. This plan is a two-part benefit. To receive payment of Part 1 or Part 2, you must satisfy all the conditions for payment as defined in the plan document.

Part 1: Salary Continuation

The annual benefit equals 6.5% of your final average earnings (highest five consecutive years from the last ten years) paid as a monthly annuity for life. To be vested in this benefit, you must have 15 years of service with Reynolds and Reynolds. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 60. In the case of death before payments begin, an equivalent benefit will be paid to your beneficiary if the above requirements have been met at the time of your death.

Part 2: Basic Supplemental

This benefit is the difference between your actual Qualified Pension Plan benefit and the Qualified Pension Plan benefit you would have received if it had been calculated without regard to required IRS compensation limitations. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 65. If you satisfied the service requirements as of your date of death, benefit payments will be made to your beneficiary as set forth in the plan document.

Separation following a Change-in-Control

As a key executive of the Reynolds, you will be eligible to participate in a change-in-control agreement with the company, under the same terms as applicable to other current executive officers (other than the CEO), that protects you under specific circumstances following a change in control (as defined in the agreement). A copy of this agreement will be forwarded to you upon receipt of this signed offer letter

Severance

If you are involuntarily terminated without cause or you voluntarily terminate as a result of a diminution of your authority, responsibilities or compensation during your first two years of employment, you will be paid a severance benefit of 12 months base salary plus 100% of the targeted company and personal bonus. In addition, you will become fully vested in any outstanding stock options or restricted shares if you are terminated without cause within the first 3 years of employment. If you are involuntarily terminated without cause after two years of service, the standard Reynolds & Reynolds executive severance policy will apply. This severance benefit will not be paid in the event there is a change in control as described above. Rather, you will only receive the severance benefits described under the separate change in control agreement.

Vacation

As an executive of Reynolds and Reynolds, you are entitled to five weeks vacation.

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Company-Wide Benefits

All employees participate in a flexible benefit program (options include medical, dental, vision, life and disability insurance, spending accounts, etc.), a 401(k) savings plan, and a defined benefit pension plan.

We believe the total compensation package for Reynolds and Reynolds' executives, as approved by the Board of Directors, is very competitive and attractive. In the future, should the Board make any changes in the executives' compensation program, you will obviously be notified.

This offer is contingent upon signing the enclosed Officer Agreement.

Modifications to Ancillary Documents

The following modifications will be made to the ancillary documents: (a) Change in Control Agreement - to be added at the end of Section 3(b)(i): "(or, if Employee has not been employed by Employer for three (3) calendar years prior to the year in which the date of termination occurs, the average of all Bonuses previously received by Employee from the Employer, and, if the termination occurs during Employee's first year of employment and before Employee has received a Bonus, the for purposes of the portion based on corporate performance an amount equal to the average corporate performance award for all senior vice presidents for the past three (3) years) and for the purposes of the portion based on personal performance, the maximum eligible amount and, (b) Officer Agreement - to be added at the end of the first sentence of Section 1: :provided that any such changes are consistent with Employee's role as Vice President and General Counsel."

We have enclosed two copies of the offer letter and we ask that you return one to acknowledge your acceptance.

We are looking forward to your acceptance of our offer. I am confident this is an excellent opportunity for Reynolds and for you. You can have significant impact at Reynolds! If you have any questions, or if we can provide any additional information, please let me know.

Best Regards,

Finbarr O'Neill
President & CEO, Reynolds & Reynolds

ACCEPTANCE

______________________      _______________
Robert S. Guttman                Date

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